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                                                                   Exhibit 10.27


                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement, dated as of the 22nd of December, 1994 (the "Agreement") is by and among Nabors Industries, Inc., a Delaware corporation ("Nabors"), Delta Drilling Company, a Texas corporation wholly owned by Gordon P. Getty ("Delta"), and Gordon P. Getty ("Getty"). Nabors, Delta and Getty are referred to collectively herein as the "Parties," and each individually as a "Party." Exhibit A sets forth the definitions of certain terms used herein.

                                   RECITALS:

         WHEREAS, Getty beneficially and of record owns all of the outstanding capital stock of Delta, which consists of 10,000 shares of common stock, par value $.01 per share ("Delta Common Stock ");

         WHEREAS, subject to and in accordance with the terms of this Agreement, Nabors wishes to purchase from Getty, and Getty wishes to sell to Nabors, all of the outstanding shares of Delta Common Stock for $20,000,000 in cash, subject to adjustment as provided herein.

         WHEREAS, the parties hereto desire to set forth certain representations, warranties, and covenants made by each to the other as an inducement to the consummation of the purchase and sale of the shares of Delta Common Stock;

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

         1.      PURCHASE AND SALE OF DELTA SHARES.

         (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, Nabors agrees to purchase from Getty, and Getty agrees to sell to Nabors, all of the issued and outstanding shares of Delta Common Stock for the consideration specified below in this Section 1.

         (b) PURCHASE PRICE. Nabors agrees to pay to Getty $20,000,000 (the "Purchase Price") at the Closing by delivery of cash by wire transfer to an account designated by Getty in writing to Nabors prior to the Closing Date.

         (c) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing ") shall take place at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin, Houston, Texas 77002-6760, commencing at 9:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

         (d) DELIVERIES AT THE CLOSING. At the Closing, (i) Getty will deliver to Nabors the various certificates, instruments, and documents referred to in Section 6(a), (ii) Nabors will deliver to Getty


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the various certificates, instruments, and documents referred to in Section
6(b), (iii) Getty will deliver to Nabors stock certificates representing all of the issued and outstanding shares of Delta Common Stock, endorsed in blank or accompanied by duly executed stock powers, signature guaranteed, and (iv) Nabors will deliver to Getty the consideration specified in Section 1(b).

         (e) TAKING OF NECESSARY ACTION; FURTHER ACTION. The Parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the transactions contemplated hereby as promptly as possible. If, at any time after the Closing Date, any such further action is necessary or desirable to carry out the purposes of this Agreement, Getty shall, and shall direct his representatives to, take all such lawful and necessary action.

         (f) ADJUSTMENTS TO THE PURCHASE PRICE. Nabors and Getty agree that the Net Liabilities (as defined below) of Delta as of the Closing Date shall equal $1,265,000 and that in the event the Net Liabilities of Delta are greater or lesser than $1,265,000, the Purchase Price shall be increased or decreased, as the case may be, by an amount equal to the difference between the actual Net Liabilities and $1,265,000, as set forth below.

                 (1) On or before a date that is 125 days following the Closing (or the next Business Day if such day is not a Business Day), Nabors will prepare and deliver to Getty a statement (the "Closing Balance Sheet") showing the actual amount of Delta's assets and liabilities as of the Closing Date, calculated in a manner consistent with Delta's historical accounting policies and practices and generally accepted accounting principles ("GAAP"). For purposes of this Agreement, "Net Liabilities" shall mean the difference between Delta's current assets and total liabilities, each calculated in a manner consistent with Delta's historical accounting policies and practices and GAAP; provided, however, that the following adjustments shall be made in the calculation of Net Liabilities on the Closing Balance Sheet: (i) Delta's liabilities shall be increased by an amount equal to (x) the best estimate of the severance expenses for Delta employees that arise as a result of the transactions contemplated hereby pursuant to severance policies or employment agreements of Delta in effect as of the Closing Date, as amended pursuant to Section 5(g)(4), including the cost to Delta of any continuation of health insurance or other employee benefits pursuant to such policies or agreements, minus (y) $1,000,000 (but in no event less than zero); provided, that if such expenses are less than $1,000,000 then Getty shall receive a credit in the amount by which such expenses are less than $1,000,000 (the "Severance Credit") to be applied against Getty's obligations to Nabors with respect to Former Employee Liabilities for Terminated Employees pursuant to Section 5(g); (ii) Delta's current assets shall be increased by the amount of capital expenditures from October 1, 1994 through the Closing Date as permitted pursuant to the terms of this Agreement (excluding amounts of capital expenditures for which Delta is reimbursed by a third party); (iii) Delta's current assets shall be decreased by the amount of proceeds from the sale or other disposition of any property, plant or equipment from October 1, 1994 through the Closing Date; (iv) all insurance claims, accounts receivables or other receivables included on the Closing Balance Sheet that are not collected on or before the date that is 120 days following the Closing Date (or the next Business Day if such day is not a Business Day) will be fully reserved for on the Closing Balance Sheet; (v) Delta's liabilities shall be increased by the cost to Nabors of any insurance premiums incurred by Nabors at Getty's request pursuant to Section 5(g)(4); and (vi) Delta's current assets shall be increased for profits and decreased for losses resulting from accounting for turnkey and footage drilling contracts not completed by the Closing Date on a percentage-of-completion basis in accordance with GAAP, based upon the actual cost of the well and Delta's results pursuant to such contract or, if a well remains uncompleted as of the date of delivery of the Closing Balance Sheet, the drilling budget and



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         status of such contracts as of the date of delivery of the Closing
         Balance Sheet and the percentage-of-completion adjustments shall fully reflect any applicable insurance payments or claims of Delta related to such turnkey or footage wells. With respect to the adjustment referred to in (vi) above, Delta's current assets shall be increased for positive contract margins and decreased for negative contract margins by an amount equal to the product of (i) the positive or negative contract margins on the contract multiplied by (ii) a fraction the numerator of which shall be equal to the number of revenue days under such contract occurring prior to and including the Closing Date and the denominator of which shall be equal to the total number of revenue days during the term of such contract. To the extent any insurance claims, account receivables or other receivables that are reserved on the Closing Balance Sheet pursuant to (iv) above are collected, in whole or in part, or sold, transferred or otherwise disposed of by or on behalf of Delta, Nabors or any of their affiliates on or before the first anniversary of the Closing Date, Nabors shall pay the full amount collected or received in respect thereof to Getty in cash within five Business Days of the receipt thereof by Nabors, Delta or such affiliate. Any such insurance claims, account receivables or other receivables that remain uncollected at the end of the first anniversary of the Closing Date shall, upon the request of Getty, be assigned to Getty or his designee for no further consideration.

                 (2) Within 30 days following delivery of the Closing Balance Sheet, Getty shall notify Nabors whether it agrees with such statement; provided, however, that if Getty shall fail to so notify Nabors within such 30-day period, it shall be deemed to have agreed with such statements. If Getty disagrees with such statements, Getty and Nabors shall work in good faith to reach agreement on such statements; but if they shall not agree within 10 days the matter will be referred to one of the "Big Six" independent public accounting firms as Getty and Nabors may mutually agree, the costs of which shall be borne equally by Nabors and Getty. Such accountants shall examine the records of Delta and determine the disputed Closing Balance Sheet items within 30 days following the date such matter is referred to them, and such determination shall be final and binding on Getty and Nabors, and may be enforced by appropriate judicial or other proceedings.

                 (3) If, as so determined, the Net Liabilities reflected on the Closing Balance Sheet exceed $1,265,000, then Getty will within ten days of such determination make a cash payment to Nabors in an amount equal to the excess of the amount of the Net Liabilities over $1,265,000, as an adjustment to the Purchase Price. If the Net Liabilities as reflected on the Closing Balance Sheet are less than $1,265,000, then Nabors shall within ten days of such determination make a cash payment to Getty in an amount equal to the excess of $1,265,000 over the Net Liabilities on such date, as an adjustment to the Purchase Price.


         2.      REPRESENTATIONS AND WARRANTIES OF GETTY AND DELTA.

         Getty and Delta, jointly and severally (with regard to Delta only prior to the Closing Date), represent and warrant to Nabors that the statements contained in this Section 2 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2, except for representations that are made effective as of a specific date, which shall be true, correct and complete as of such date), except as set forth in the Schedule applicable to such representation and warranty contained in the disclosure schedule delivered by Delta to Nabors on the date hereof attached hereto as Exhibit B (the "Disclosure Schedule").



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         (a)     ORGANIZATION OF DELTA.  Delta is a corporation duly
incorporated, validly existing, and in good standing under the laws of the State of Texas.

         (b) AUTHORIZATION OF TRANSACTION. Delta has all requisite power and authority to execute and to deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Getty has the capacity, right and power to execute and deliver this Agreement and to perform his obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate action or proceeding on the part of Delta is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Delta and Getty and constitutes the valid and legally binding obligation of Getty and Delta, respectively, enforceable in accordance with its terms. Except as required under the Hart-Scott-Rodino Act or as otherwise provided herein, neither Getty nor Delta are obligated to give any notice to, to make any filing with, or to obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

         (c) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Delta has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified and in good standing, would not, individually or in the aggregate have a Material Adverse Effect. Delta is in possession of all franchises, authorizations, licenses, permits, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such franchises, authorizations, licenses, permits, approvals and orders the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect (collectively, the "Permits"), and there is no action, proceeding or investigation pending, or to the knowledge of Delta, threatened, regarding the suspension or cancellation of any of the Permits. Schedule 2(c) of the Disclosure Schedule lists the directors and officers of Delta. Delta has delivered to Nabors correct and complete copies of the charter and bylaws of Delta (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of Delta are correct and complete. Delta is not in default under or in violation of any provision of its charter or bylaws.

         (d) CAPITALIZATION. The entire authorized capital stock of Delta consists of 100,000 shares of Delta Common Stock, of which 10,000 shares of Delta Common Stock are issued and outstanding. All of the issued and outstanding shares of Delta Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable. The issued and outstanding shares of Delta Common Stock are held beneficially and of record by Getty, and are free and clear of any Taxes and Security Interests (other than any restrictions under the Securities Act and state securities laws), options, warrants, calls, purchase rights, conversion rights, exchange rights, trusts, voting trusts or other contracts or commitments relating to any capital stock or other security of Delta (other than this Agreement). There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, trusts, voting trusts or other contracts or commitments that could require Delta to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Delta. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Delta.



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         (e)     SUBSIDIARIES.  Delta has no subsidiaries.

         (f) FINANCIAL STATEMENTS. Set forth in Schedule 2(f) are the following financial statements of Delta (collectively, the "Financial Statements"): (i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow ("Audited Financial Statements") as of and for the fiscal years ended December 31, 1992 and December 31, 1993, (the "Most Recent Year End"); and (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Unaudited Financial Statements") as of and for the nine months ended September 30, 1994 (the "Most Recent Quarter End"). The Financial Statements (including the notes thereto, in the case of the Audited Financial Statements) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as noted therein), are consistent with the books and records of Delta, and present fairly the financial condition of Delta as of such dates and the results of operations of Delta for such periods; provided, however, that the Unaudited Financial Statements do not contain footnotes and are subject to normal year-end adjustments consistent with prior practice that will not, individually or in the aggregate, have a Material Adverse Effect.

         (g) EVENTS SUBSEQUENT TO MOST RECENT QUARTER END. Except as set forth on Schedule 2(g) of the Disclosure Schedule and since the date of the Unaudited Financial Statements there has not been any change in the conduct of the ongoing business operations of Delta that would, individually or in the aggregate, have a Material Adverse Effect. Without limiting the generality of the foregoing, since that date:

                 (1) Delta has not sold, leased, transferred, or assigned any assets with a book value of $10,000 or more, or assets with an aggregate book value of $50,000 or more, tangible or intangible, outside the Ordinary Course of Business;

                 (2) Delta has not entered into any agreement, contract, lease, or license outside the Ordinary Course of Business;

                 (3) Delta has not imposed or caused to be imposed any Security Interest upon any of its assets, tangible or intangible, outside the Ordinary Course of Business;

                 (4) Delta has not made any capital expenditures outside the Ordinary Course of Business;

                 (5) Delta has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property, other than ordinary wear and tear or damage, destruction or loss in any single incident in an amount greater than $20,000 in amount, or damage, destruction or loss in an aggregate amount greater than $50,000;

                 (6) Delta has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                 (7) made any change in its accounting methods, principles or practices;

                 (8)      Delta has not committed to any of the foregoing; and

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                 (9)      No new Employee Benefit Plan has been established and
         no existing Delta Employee Benefit Plan has been modified or terminated.

         (h)     LEGAL COMPLIANCE; NONCONTRAVENTION.  Except as set forth in
Schedule 2(h) of the Disclosure Schedule, Delta has complied with and is not in violation of or default under (i) any Law applicable to it or by which its properties are bound by or subject to; or (ii) any Permits, except for such events of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice alleging any failure so to comply has been filed or commenced against Delta and to the Knowledge of Delta no such action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been threatened. The execution and delivery of this Agreement by Delta does not, and the performance of this Agreement by Delta will not, (i) conflict with or violate its certificate of incorporation or bylaws, (ii) conflict with or violate any Law in effect as of the date of this Agreement and applicable to Delta or by which its properties are bound or subject to, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Security Interest on any properties or assets of Delta pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which Delta is a party or by which Delta or its properties are bound or subject to, except for breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or Security Interests that would not, individually or in the aggregate, have a Material Adverse Effect.

         (i) TITLE TO PROPERTIES. Except as disclosed in the Financial Statements or on Schedule 2(i) of the Disclosure Schedule, Delta has good and indefeasible title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and except for such other liens or imperfections in title as do not affect Delta's enjoyment of such assets in its business and that will not, individually or in the aggregate, have a Material Adverse Effect.

         (j) INTELLECTUAL PROPERTY. Schedule 2(j) of the Disclosure Schedule lists all patents, trademarks, trade names, and copyrights and registrations and applications for any such items, domestic or foreign, owned or registered in the name of Delta. Delta owns or holds licenses under such patents, trademarks, trade names, and copyrights necessary for the conduct of its business as now being conducted. Delta is not currently in receipt of any notice of infringement or notice of conflict with the asserted rights of others in such patents, trademarks, trade names, and copyrights; nor is Delta otherwise aware of any such infringement or conflict, or of any infringement by, or conflict on the part of, others with respect to patents, trademarks, trade names, or copyrights of Delta.

         (k) TANGIBLE ASSETS. Schedule 2(k) of the Disclosure Schedule lists and describes briefly (where appropriate by generic category) all machinery, equipment, rigs and other tangible assets that Delta owns. Except as set forth in Schedule 2(k) of the Disclosure Schedule, each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

         (l) CONTRACTS. Schedule 2(l) of the Disclosure Schedule lists the following contracts and other agreements to which Delta is a party:


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                 (1)      any agreement (or group of related agreements) for
         the lease of personal property to or from any Person providing for lease payments in excess of $3,000 per annum;

                 (2) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, equipment, supplies, products, or other personal property, or for the furnishing or receipt of services, including drilling contracts on active or future jobs, the performance of which either will extend over a period of more than six months (and is not terminable by Delta on notice of 60 days or less), or involves consideration in excess of $50,000;

                 (3) any agreement concerning a partnership or joint venture;

                 (4) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                 (5) any material agreement concerning confidentiality or noncompetition;

                 (6) any collective bargaining agreement or other contract with any labor union;

                 (7) any separate agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or any agreement or document providing severance benefits;

                 (8) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                 (9) any agreement under which the consequences of a default or termination would have a Material Adverse Effect; or

                 (10) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

Delta has provided Nabors or Nabors' representatives access to correct and complete copies of each written agreement listed in Schedule 2(l) of the Disclosure Schedule and described in this Section 2(l). With respect to each such agreement: (A) the agreement is legal, valid, binding, and in full force and effect; (B) to the Knowledge of Delta, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration under the agreement, except in each case as set forth on Schedule 2(l) of the Disclosure Schedule; (C) the Agreement will continue to be legal, valid, binding, enforceable in accordance with its terms, and in full force and effect following the consummation of the transaction contemplated herein; and (D) except as set forth on Schedule 2(l) of the Disclosure Schedule, no party has repudiated any provision of the agreement.

         (m) INSURANCE. Schedule 2(m) of the Disclosure Schedule sets forth the following information with respect to each insurance policy and self insurance arrangements (including policies providing property, casualty, liability, and workers' compensation coverage, and bond and surety arrangements) to which Delta is a party, a named insured, or otherwise the named beneficiary of coverage at any time within the last three policy years:

                 (1)      the name, address, and telephone number of the agent;

                 (2) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                 (3)      the policy number and the period of coverage;

                 (4) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of deductibles and ceilings) of and limits on coverage; and

                 (5) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy, and except as set forth on Schedule 2(m) of the Disclosure Schedule: (A) the policy is in full force and effect;
(B) to the Knowledge of Delta, neither Delta nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration under the policy; and (C) no party to the policy has repudiated any provision thereof. Delta has been covered during the past five years by insurance in scope and amount believed by management to be adequate for the businesses in which it has engaged during the aforementioned period. Schedule 2(m) of the Disclosure Schedule describes any self-insurance arrangements affecting Delta.

         (n) LITIGATION. Schedule 2(n) of the Disclosure Schedule sets forth a brief description of each instance in which Delta or its properties (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court of quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator and seeking a judgment or award against Delta in excess of $50,000 and each instance in which to the Knowledge of Delta any such actions described in (i) and (ii) above is threatened against Delta or its properties.

         (o)     EMPLOYEE AND EMPLOYEE BENEFITS MATTERS.

                 (1) There are no pending or, to the Knowledge of Delta, threatened disputes, labor controversies, strikes, lockouts, or work stoppages with any current or former employees of Delta. Except for Donald L. Frankel, the President of Delta, all employees of Delta are employed on an at-will basis and may be terminated without cause by Delta.

                 (2) Delta is not a party to any collective bargaining agreement, nor are any collective bargaining agreements currently being negotiated by or with respect to Delta.

                 (3) Delta has properly verified the identity and authorization to work in the United States and has properly completed and retained INS forms I-9 for all employees where required by the Immigration Reform and Control Act of 1986 and related statutes.

                 (4) Delta has delivered to Nabors a description of Delta's severance pay program for salaried employees that was announced to the salaried employees of Delta in conjunction with the contemplated disposition of Delta and that will be in effect on the day before the Closing Date. Delta does not maintain any other severance pay program, but does have certain severance obligations to Donald L. Frankel pursuant to an Employment Agreement dated January 10, 1990, a true, correct and complete copy of which has been provided to Nabors.

                 (5) Except as set forth on Schedule 2(o) of the Disclosure Schedule, with respect to all employees and former employees of Delta, neither Delta nor any ERISA Affiliate presently maintains, contributes to or has any Liability under any Employee Benefit Plan. The plans, programs and arrangements set forth on
         Schedule 2(o) of the Disclosure Schedule are herein referred to as the "Delta Employee Benefit Plans."

                 (6) With respect to all employees and former employees of Delta, neither Delta nor any ERISA Affiliate presently maintains, contributes to or has any Liability under any funded or unfunded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and except as set forth in the Delta Drilling Company Special Health and Welfare Plan (and any predecessor plan, arrangement or court order relating to such benefits).

                 (7) Delta does not maintain or contribute to a trust, organization or association described in any of sections 501(c)(9), 501(c)(17) or 501(c)(20) of the Code.

                 (8) Favorable determination letters have been received from the Internal Revenue Service with respect to each Delta Employee Benefit Plan that is intended to comply with the provisions of section 401(a) of the Code, evidencing compliance with the relevant provisions of the Tax Equity and Fiscal Responsibility Act of 1982, the Tax Reform Act of 1984 and the Retirement Equity Act of 1984 and each such Delta Employee Benefit Plan complies in form and in operation with the requirements of the Code and meets the requirements of a "qualified plan" under section 401(a) of the Code. The 401(k) Plan has been or will be amended by December 31, 1994 so as to bring it into compliance with the Tax Reform Act of 1986 and other applicable laws and governmental regulations for which amendment is required by such date, and is and will be as of the transfer date described in Section 5(c) qualified under section 401(a) of the Code and the trust established thereunder will be exempt from tax pursuant to section 501(a) of the Code.

                 (9) With respect to each Delta Employee Benefit Plan that is subject to Title I of ERISA, neither Delta nor any ERISA Affiliate has failed to comply with any of the applicable reporting, disclosure or other requirements of ERISA and the Code. There has been no "prohibited transaction" as described in section 4975 of the Code or section 406 of ERISA for which Delta has any Liability.

                 (10) Delta does not have any unsatisfied Liability that is not disclosed on Schedule 2(o) of the Disclosure Schedule for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of, or with respect to, the Delta Employee Benefit Plans including any actions taken or omitted in connection with the Retirement Plan for Employees of DeltaUS Corporation.

                 (11) Any Delta Employee Benefit Plan that is or has been subject to section 412 of the Code, section 302 of ERISA, or Title IV of ERISA has been terminated. Except as set forth in Schedule 2(o) of the Disclosure Schedule, Delta does not have any unsatisfied Liability relating to any such terminated plan. With respect to the Delta Employee Benefit Plans, all applicable contributions and premium payments for all periods ending prior to the Closing Date (including periods from the first day of the then current plan year to the Closing Date) shall be made prior to the Closing Date in accordance with past practice.

                 (12) Delta does not presently maintain, contribute to or have any Liability (including current or potential withdrawal liability) with respect to any "multiemployer plan" as such term is defined in section 3(37) of ERISA.

                 (13) Except with regard to the Delta Employee Benefit Plans listed on Schedule 2(o) of the Disclosure Schedule, Delta does not have any Liability attributable to any Employee Benefit Plan. No ERISA Affiliate sponsors, maintains, contributes to or has any Liability under or, within six years of the date of this Agreement, sponsored, maintained or contributed to or had any Liability under any multiemployer plan as defined in section 3(37) of ERISA or any Employee Benefit Plan subject to section 302 or Title IV of ERISA or section 412 of the Code.

                 (14) There is no pending or threatened legal action, proceeding or investigation against or involving any Delta Employee Benefit Plan (other than routine claims for benefits) and, to the Knowledge of Delta, there is no basis for any such condition, legal action, proceeding or investigation. Any bonding required with respect to the Delta Employee Benefit Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect. No Delta Employee Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit) by the Internal Revenue Service, the Department of Labor, or the PBGC, nor are there any matters pending with respect to any Delta Employee Benefit Plan with the Internal Revenue Service under its Voluntary Compliance Resolution program, its Closing Agreement Program, or similar programs.

                 (15) Except as set forth on Schedule 2(o) of the Disclosure Schedule.

                          (a) Delta is not a party to any employment agreement, whether written or oral, or agreement with change in control or similar provisions;

                          (b) Delta does not have a currently outstanding loan or loans to any current or former employees of Delta, nor has Delta guaranteed such loans;

                          (c) No amount payable to an employee or former employee of Delta in connection with the consummation of the transactions contemplated by this Agreement will be an "excess parachute payment" which is non-deductible under section 280G of the Code.

                 (16) To the Knowledge of Delta, there has been no act or acts which would result in a disallowance of a deduction to Delta or the imposition of a tax upon Delta pursuant to section 4980B of the Code, or with regard to plan years beginning before December 31, 1988, section 162(i) of the Code as in effect immediately prior to the enactment of the Technical and Miscellaneous Revenue Act of 1988, or any regulations promulgated thereunder, whether final, temporary or proposed, which disallowance or imposition would have a Material Adverse Effect. No event has occurred with respect to which Delta could be liable for a tax imposed by any of sections 4972, 4976, 4977, 4979, or 4980 of the Code, or for a civil penalty under section 502(c) of ERISA, which tax or civil penalty would have a Material Adverse Effect.

                 (17) With respect to each of the Delta Employee Benefit Plans, Delta has delivered to Nabors true and complete copies of: (a) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document;
         (b) the most recent determination letter received from the Internal Revenue Service (where applicable); (c) the most recent IRS Form 5500;
         (d) the most recent financial statement; and (e) the most recent summary plan description. Except with respect to the Delta Drilling Company Special Health and Welfare Plan and the benefits to be provided pursuant to the severance pay program referred to in Section 2(o)(4), there has been no act or omission by Delta or any current or prior affiliate of Delta that would impair the right or ability of Delta to unilaterally amend or terminate any Delta Employee Benefit Plans or to unilaterally terminate as of the Closing Date the accrual of any benefits after such date with respect to employees or former employees of Delta.

         (p) TAX MATTERS. Except as set forth on Schedule 2(p) of the Disclosure Schedule:

                 (1) Delta has filed all Tax Returns that are required to be filed by it. All such Tax Returns were correct and complete in all material respects. All Taxes stated to be due and owing by Delta on such Tax Returns have been paid except to the extent payment thereof is being contested by appropriate action and for which adequate provision has been made on the Unaudited Financial Statements and shall be made on the Closing Balance Sheet. Delta is not the beneficiary of any extension of time within which to file any Tax Return. To the Knowledge of Delta, no claim has been made by any authority in a jurisdiction where Delta does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Delta that arose in connection with any failure (or alleged failure) to pay any Tax.

                 (2) Delta has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or stockholder.

                 (3) There is no dispute or claim concerning any Tax Liability of Delta either (A) claimed or raised by any authority in writing or (B) as to which Delta has Knowledge.

                 (4) Schedule 2(p) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Delta for taxable periods ended on or after December 31, 1992.

                 (5) Delta has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                 (6) Delta is not a party to any Tax allocation or sharing agreement. Since February 1, 1990, Delta (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return, and (B) has no Liability for the Taxes of any Person under Treas. Reg.
         Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                 (7) Delta has qualified as an "S Corporation" as defined in section 1361 et seq. of the Code (and any similar provisions of state or local law) since February 1, 1990 and has no Subchapter C earnings and profits.

         (q) BROKERS' FEES. Getty is responsible for the payment of fees to Simmons & Company International in connection with the transactions contemplated hereby. Delta does not have any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Nabors could become liable or obligated.

         (r) REAL PROPERTY. Schedule 2(r) of the Disclosure Schedule lists and describes briefly all real property owned by Delta. With respect to each such parcel of owned real property:

                (1) the identified owner has good and indefeasible title to, and quiet enjoyment of, the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character that do not affect materially and adversely the current use, occupancy, or value of the property subject thereto;

                (2) there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting materially and adversely the current use, occupancy, or value thereof;

                 (3) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately except for variations, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in material violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land;

                 (4) all facilities have received all approvals of governmental authorities (including material licenses and permits) required in connection with the ownership or operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects;

                 (5) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel or real property; and

                 (6) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein.

         (s) LEASES. Schedule 2(s) of the Disclosure Schedule lists and describes briefly all real property leased or subleased by Delta. Delta has made available to Nabors or its representatives correct and complete copies of the leases and subleases listed in Schedule 2(s) of the Disclosure Schedule. With respect to each material lease and sublease listed in Schedule 2(s) of the Disclosure Schedule:

                 (1) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

                 (2) no party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                 (3) no party to the lease or sublease has repudiated any material provision thereof;

                 (4) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                 (5) Delta has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

                 (6) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including material licenses and permits) required in connection with the operation thereof.

         (t) GUARANTIES. Delta is not a guarantor and is not otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

         (u)     ENVIRONMENT, HEALTH, AND SAFETY.  Except as disclosed on
Schedule 2(u) of the Disclosure Schedule and as otherwise would not have a Material Adverse Affect:

                (1) Delta (A) has complied with the Environmental, Health, and Safety Laws in all respects and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any such failure to comply,
         (B) has obtained and been in substantial compliance with all of the terms and conditions (including notification, reporting and registration requirements) of all permits, licenses, and other authorizations that are required under the Environmental, Health, and Safety Laws and no circumstance exists that is reasonably likely to interfere with such compliance in the future or require material expenditures, and (C) has complied in all respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables that are contained in the Environmental, Health, and Safety Laws;

                 (2) Delta has no Liability, and has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could give rise to any Liability, for damage to or clean up of any site, location, or body of water (surface or subsurface) for remediation (including removal, response, clean up, investigative and monitoring of contaminants or pollutants), for any illness of or personal injury to any employee or other individual or for any reason under any Environmental, Health, and Safety law; and

                 (3) All properties and equipment used in the business of the Company have been free of asbestos, PCBs, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances in concentrations or locations that require remedial action under any Environmental, Health, and Safety Laws.

         (v)     ABSENCE OF UNDISCLOSED LIABILITIES.  Except as set forth in
Schedule 2(v) of the Disclosure Schedule and other than (i) Liabilities fully reflected and reserved against on the Most Recent Financial Statements, (ii) Liabilities incurred in the Ordinary Course of Business since September 30, 1994, and (iii) Liabilities provided for in this Agreement that shall be fully reflected on the Closing Balance Sheet, there are no Liabilities of Delta of any kind whatsoever, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such Liabilities.

         (w) RECEIVABLES. Schedule 2(w) of the Disclosure Statement sets forth an accurate aging of the receivables of Delta. All of the receivables reflected on the Financial Statements have arisen only from bonafide transactions entered into in the Ordinary Course of Business.

         3. REPRESENTATIONS AND WARRANTIES OF NABORS. Nabors represents and warrants to Delta and Getty that the statements contained in this Section 3 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

         (a) ORGANIZATION. Nabors is a corporation duly incorporated, validly existing, and in good standing under the laws of Delaware.

         (b) AUTHORIZATION OF TRANSACTION. Nabors has all requisite power and authority to execute and to deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate action or proceeding on the part of Nabors is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Nabors and constitutes the valid and legally binding obligations of Nabors, enforceable in accordance with its terms. Except as required by the Hart-Scott-Rodino Act or as otherwise provided herein, Nabors need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

         (c) POWER AND AUTHORITY. Nabors has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on their respective businesses as each is now being conducted.

         (d) BROKERS' FEES. Nabors shall not have any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Getty could become liable or obligated.

         (e) INVESTMENT. Nabors is acquiring the shares of Delta Common Stock for investment purposes only and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

         (f) ABILITY TO PAY. Nabors has available sufficient funds to pay the Purchase Price, together with all costs and expenses relevant thereto, and otherwise to perform its obligations under this Agreement.

         4. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         (a) GENERAL. Each of the Parties will use all reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and to make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6).

         (b) NOTICES AND CONSENTS. Delta will give any notices to third parties, and will use all reasonable efforts to obtain all third-party consents, that are required for the consummation of the transactions contemplated hereby or that Nabors may reasonably request in connection with the matters referred to in Sections 2(l) and 2(s). To the extent, if any, noted in the Disclosure Schedule as being required, Nabors will give any notices to third parties, and will use all reasonable efforts to obtain any third-party consents, that Delta or Getty may reasonably request. Each of the Parties will (and Getty will cause Delta to) give any notices to, make any filings with, and use all reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to in Sections 2(b) and 3(b). Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use all reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

         (c) OPERATION OF BUSINESS. Getty and Delta covenant and agree that unless otherwise expressly contemplated by this Agreement or consented to in writing by Nabors, (x) Delta will:

                (1) operate its business only in the usual and ordinary course consistent with past practices;

                 (2) preserve its business and properties, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees;

                 (3) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; and

                 (4) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

and (y) Delta will not:

                 (1) make any declaration, setting aside or payment of dividends or distributions in respect of shares of Delta's Common Stock or any redemption, purchase or other acquisition of any of Delta's securities;

                 (2) increase or otherwise modify (except as contemplated by this Agreement) the compensation of its employees including salaries, bonus and other employee benefits, including severance payments;

                 (3) sell or otherwise dispose of any real or tangible property the replacement value of which exceeds $25,000;

                 (4) make any capital expenditures, other than in the Ordinary Course of Business, or make any capital expenditures for any single item in excess of $15,000, without the prior consent of Nabors;

                 (5) except for borrowings under existing credit facilities in the Ordinary Course of Business, incur any obligation for borrowed money or purchase money indebtedness; and

                 (6) enter any new bids for turnkey or footage drilling contracts without the prior consent of Nabors, which consent shall not be unreasonably withheld, provided that Nabors agrees to notify Delta of its decision with regard to turnkey or footage bids within two Business Days after Delta notifies Nabors of its desire to bid on such a contract.

         (d) FULL ACCESS. Delta will permit representatives of Nabors to have full access at reasonable times during normal business hours, in a manner that will not interfere with the normal business operations of Delta, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Delta.

         (e) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its representations and warranties under this Agreement.

         (f) 401(k) PLAN. On or before the Closing Date, and effective as of such date, Delta (i) will withdraw as a participating employer under the 401(k) Plan, and (ii) will cause each Delta Participant (including each Terminated Employee who is a Delta Participant) to have a fully vested and nonforfeitable interest in his or her account balance under the 401(k) Plan.

         (g) NO SHOPPING. From and after the date of this Agreement until the termination of this Agreement in accordance with its terms, neither Getty, any representative or agent of Getty nor any officer, director, employee, agent or representative of Delta shall, directly or indirectly, solicit or knowingly encourage, including by way of furnishing information, the initiation of any inquiries or proposals regarding, or engage in any discussions or enter into any agreements regarding, any merger, tender offer, sale of shares of capital stock or similar business combination transactions involving Delta, or any sale of all or substantially all the assets of Delta.

         (h) INSURANCE MATTERS. Delta shall use its reasonable efforts to obtain an endorsement on its insurance policies naming Nabors and its subsidiaries and affiliates as additional named insureds effective on the Closing Date.


         5. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

         (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request; provided, however, that this Section 5(a) shall not be deemed to require either party to expend funds or to incur obligations not otherwise expressly required pursuant to the Agreement.

         (b) NABORS' PLAN. As soon as practicable after the Closing Date, Nabors shall establish or designate a defined contribution plan of its own or of an affiliate ("Nabors' Plan") that is qualified under sections 401(a) and 501(a) of the Code to receive a transfer of assets and liabilities from the 401(k) Plan, as described in Section 5(c) below. As of the date of the transfer of assets and liabilities from the 401(k) Plan to Nabors' Plan in accordance with Section 5(c) below, Nabors' Plan shall satisfy the requirements of a "qualified plan" under section 401(a) of the Code, and the trust established under Nabors' Plan shall be exempt from tax pursuant to section 501(a) of the Code.

         (c) TRANSFER TO NABORS' PLAN. As soon as practicable following the later of (i) the Closing Date, (ii) the distribution of any amounts necessary to cause the 401(k) Plan to satisfy the non-discrimination tests of sections 401(k) and 401(m) of the Code for the 1994 plan year, and (iii) the establishment or designation of Nabors' Plan, and in any event not later than March 31, 1995, Getty shall cause to be transferred from the trust established under the 401(k) Plan to the trust established under Nabors' Plan an amount in cash equal to the aggregate account balances of the Delta Participants under the 401(k) Plan determined as of the transfer date in accordance with the methods of valuation set forth in the 401(k) Plan, together with such records as are necessary to determine each participant's account balance; provided, however, that to the extent any Delta Participant owes any amount to the 401(k) Plan pursuant to the terms of a loan from such plan to such Delta Participant, an in-kind transfer of such loan shall be made in lieu of the transfer of cash. From and after the date of such transfer, Nabors shall cause Nabors' Plan to assume the obligations of the 401(k) Plan with respect to the account balances transferred with respect to Delta Participants, and the 401(k) Plan shall cease to be responsible therefor. Nabors and Getty shall cooperate in making all appropriate Internal Revenue Service filings, if any, in connection with the transfer described above. The transfer of assets and liabilities from the 401(k) Plan to the Nabors' Plan is intended to constitute a spin-off for purposes of section 414(l) of the Code and the regulations thereunder. For the period between the Closing Date and the date of the transfer of assets and liabilities from the 401(k) Plan to the Nabors' Plan, Nabors, Getty, and Delta shall cooperate in making appropriate arrangements to continue to permit Delta Participants who remain employed by Delta or Nabors or any affiliate of Nabors to make payments on their outstanding loans from the 401(k) Plan, including, without limitation, implementing payroll deductions from the paychecks of such Delta Participants and remitting such amounts to the trustee of the 401(k) Plan in accordance with the existing practice of Delta.

         (d) PARTICIPATION IN NABORS' RSP. Effective as of the Closing Date, Nabors and Delta shall extend coverage under the Nabors Industries, Inc. Retirement Savings Plan (the "Nabors' RSP") to each employee of Delta who is employed by Delta or Nabors (or a Nabors affiliate that is a participating employer in the Nabors' RSP) immediately after the Closing Date, who was a participant in the 401(k) Plan as of the day immediately preceding the Closing Date, and who satisfies the eligibility requirements of the Nabors' RSP. For purposes of participation in the Nabors' RSP following the Closing Date, each employee of Delta shall be credited with service under the Nabors' RSP, for eligibility and vesting purposes, with the service that they have with Delta or its affiliates under sections 414 (b), (c), (m) and (o) of the Code as of the day prior to the Closing Date.

         (e) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Delta, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7).

         (f) CHANGE IN TAX STATUS. Each Party acknowledges that the consummation of the transactions contemplated hereby will result in the termination, as of the Closing Date, of Delta's status as an S Corporation under the Code. Furthermore, each Party acknowledges that in accordance with section 1362(e) of the Code and the Treasury regulations thereunder (i) the portion of Delta's taxable year beginning January 1, 1995 and ending on the day prior to the Closing Date shall be treated as a short taxable year for which Delta is an S Corporation (the "S short year"), (ii) the portion of Delta's taxable year beginning on the day following the end of the S short year and ending on September 30, 1995 shall be treated as a short taxable year for which Delta is a C Corporation subject to federal income tax imposed by Subtitle A, Chapter 1 of the Code (the "C short year"), and (iii) that items shall be allocated between the S short year and the C short year on the basis of Delta's normal tax accounting method. The Parties agree to provide Getty and those persons designated by Getty as responsible for the preparation of the Form 1120 S and accompanying schedules required to be filed by Delta with the Internal Revenue Service for the S short year access to the books and records of Delta for purposes of preparing the Form 1120 S and accompanying schedules.

         (g)     EMPLOYEE MATTERS.

                 (1) As soon as practicable prior to the Closing Date, but no later than five days prior to the Closing Date, Nabors will identify and provide written notice to Getty of those salaried employees of Delta that Delta will continue to employ following the Closing Date. Those employees who are so identified are referred to herein as "Continuing Employees." Continuing Employees will be provided the opportunity to obtain coverage under Nabors' Employee Benefit Plans, subject to the terms thereof.

                 (2) Delta shall terminate the employment of all salaried employees of Delta other than the Continuing Employees effective immediately prior to the Closing. Such employees are referred to herein as "Terminated Employees."

                (3) Except to the extent accrued on the Closing Balance Sheet (determined without regard to the subtraction of $1,000,000 from the amount of such costs), with respect to all employees or former employees whose employment with Delta (or any person for whose Liabilities Delta would be responsible through indemnification or otherwise) ceased on or before the Closing Date (including each Terminated Employee) and their dependents, Getty shall be responsible for all related Liabilities (including severance costs and other Liabilities in respect of Employee Benefit Plans such individuals participated in or are entitled to participate in prior to the Closing
         Date) whether such Liabilities arise on, prior to or after the Closing Date (collectively, "Former Employee Liabilities"); provided, however, that Former Employee Liabilities shall not include any Liabilities assumed by the Nabors' Plan pursuant to Section 5(c). Notwithstanding the preceding provisions of this paragraph, Getty's liability under this paragraph with respect to Terminated Employees shall be reduced by the amount, if any, of the Severance Credit. Subject to the forgoing, Delta shall retain Liabilities after the Closing Date for the Delta Drilling Company Special Health and Welfare Plan and for the provision of the continued medical and dental coverage to the former employees of Delta and their dependents pursuant to the severance pay program for salaried employees described in Section 2(o)(4) or section 4980B of the Code and
         Part 6 of Title I of ERISA. Notwithstanding anything in this Agreement to the contrary, Getty's obligation to reimburse Nabors for Former Employee Liabilities with respect to COBRA and the Delta Drilling Company Special Health and Welfare Plan and any predecessor plan, arrangement, or court order relating to such benefits shall survive until the obligations of Delta with respect to such benefits shall have ceased to exist.

                 (4) With respect to Former Employee Liabilities that relate to the continuation of health insurance under any severance policy or agreement or COBRA, Nabors agrees to use its best efforts (with the cooperation of Delta) to obtain quotes for insurance coverage in its name that would limit the retention or deductible amount or the amount of self insurance for such Former Employee Liabilities to $75,000 per individual per year and quotes for full insurance coverage without any retention or deductible or self insurance provision with respect to such Former Employee Liabilities. Nabors shall notify Getty of the quotes it receives in respect of such insurance coverage. Getty shall have the option prior to the Closing to elect whether to request that Nabors place such insurance coverage, and, if so requested, Nabors shall place the coverage that Getty requests and use its best efforts to keep such coverage or comparable coverage in place for so long as such Former Employee Liabilities continue to exist. Any insurance premium paid by Nabors to provide the supplemental coverage to the extent requested by pursuant to this
         Section 5(g)(4) prior to the date of delivery of the Closing Balance Sheet shall result in a Purchase Price Adjustment pursuant to the provisions of Section 1(f). Any such insurance premium paid by Nabors pursuant to this Section 5(g)(4) after delivery of the Closing Balance Sheet shall be reimbursed by Getty within five Business Days of Getty's receipt of evidence of the payment of such premiums by Nabors. Nabors further agrees to use its best efforts to provide for the continuation of life and disability insurance benefits pursuant to severance policies or agreements for Terminated Employees on a fully insured basis (not including self insurance) after the Closing Date.

                 (5) Prior to the Closing Date, Delta shall amend the severance pay program for salaried employees described in Section 2(o)(4) so that it permits Delta or any successor to Delta to provide, at its discretion, the one year or less of continued medical and dental coverage described therein through wholly or partially self funded plans, including the self funded medical and dental plan maintained by Nabors, as well as insured plans.


         6.      CLOSING CONDITIONS.

         (a) CONDITIONS TO OBLIGATION OF NABORS. The obligation of Nabors to consummate the transactions contemplated hereby is subject to satisfaction of the following conditions:

                 (1) the representations and warranties of Getty set forth in Section 2 shall be true and correct in all material respects at and as of the Closing Date;

                 (2) Delta and Getty shall have performed and complied with all of their respective covenants and agreements hereunder in all material respects through the Closing;

                 (3) Nabors and Delta shall have procured all of their third party consents specified in Section 4(b);

                 (4) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Nabors to own Delta Common Stock and to control Delta, or
         (D) affect adversely the right of Delta to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 (5) Getty shall have delivered to Nabors a certificate to the effect that each of the conditions specified above in Section 6(a)(1)-(4) is satisfied in all respects;

                 (6) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

                 (7) Nabors shall have received the resignations, effective as of the Closing, of each director and officer of Delta;

                 (8) there shall have not occurred any events or developments, individually or in the aggregate, resulting in a Material Adverse Effect with respect to Delta; and

                 (9) Nabors shall have received the opinion of Vinson & Elkins L.L.P., dated as of the Closing Date, that this Agreement has been duly authorized, executed and delivered by Getty and Delta and assuming due authorization, execution and delivery of this Agreement by Nabors, this Agreement constitutes a legal, valid and binding agreement enforceable against Getty and Delta (with respect to obligators of Delta prior to the Closing) in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and to general principles of equity and other customary exceptions.

At or prior to the Closing, Nabors may waive in writing any condition specified in this Section 6(a), to the extent permitted by law.

         (b) CONDITIONS TO OBLIGATION OF DELTA AND GETTY. The obligations of Delta and Getty to consummate the transactions contemplated hereby are subject to satisfaction of the following conditions:

                 (1) the representations and warranties of Nabors set forth in Section 3 shall be true and correct in all material respects at and as of the Closing Date;

                 (2) Nabors shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

                 (3) Nabors and Delta shall have procured all of their third party consents specified in Section 4(b);

                 (4) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 (5) Nabors shall have delivered to Delta a certificate to the effect that each of the conditions specified above in Section 6(b)(1)-(4) is satisfied in all respects;

                 (6) all applicable waiting periods (and any extensions hereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

                 (7) Delta's letter of credit in the approximate amount of $1,700,000 with The Northern Trust Company and the guarantee of Getty with regard thereto shall have been terminated without recourse to Getty; and

                 (8) Getty shall have received the opinion of Baker & McKenzie, dated as of the Closing Date, that this Agreement has been duly authorized, executed and delivered by Nabors and assuming due authorization, execution and delivery of this Agreement by each of the other Parties hereto, this Agreement constitutes a legal, valid and binding agreement enforceable against Nabors in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and to general principles of equity and other customary exceptions.

At or prior to the Closing, Delta and Getty may waive in writing any condition specified in this Section 6(b), to the extent permitted by law.

         7.      REMEDIES FOR BREACHES OF THIS AGREEMENT.

         (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in Sections 2 and 3 shall survive the Closing hereunder for the Survival Period.

         (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF NABORS. Getty shall defend, indemnify and hold Nabors harmless from and against any and all Adverse Consequences resulting from or arising out of any of the following:

         (i) the breach or nonperformance, either partial or total, of any representation, warranty, covenant or agreement of Getty or Delta (excluding covenants or agreements to be performed by Delta after the Closing) in this Agreement, and

         (ii) all Liabilities of Delta, including but not limited to Special Matters, whether or not disclosed on the Disclosure Schedule, whether or not Known by Delta and whether or not addressed by a representation or warranty of Getty or Delta herein, that were created, incurred or arose from facts, events, conditions or circumstances existing on or before the Closing Date (or arise from a breach or nonperformance by Getty of a covenant set forth in Section 5 or a Delta severance policy or agreement in place as of the Closing Date) to the extent, and only to the extent, such Liabilities are not fully reserved against on the Closing Balance Sheet. In the case of Liabilities for Taxes, such Liability shall be considered to be created or incurred on or before the Closing Date if such Tax relates to (i) a Tax period of Delta ending on or before the Closing Date, or (ii) a Tax period of Delta ending after the Closing Date, if any, but only with respect to the portion of such Tax period that has elapsed through the Closing Date or activities on or before the Closing Date; provided, that such Liabilities shall not include any Liabilities for Taxes resulting from any election by Nabors under section 338 of the Code or any corresponding provisions of applicable state law; and in the case of Liabilities arising from workers' compensation claims, such Liability shall be considered to be created or incurred on or before the Closing Date if such claim for Liabilities relates to illnesses and injuries sustained on or prior to the Closing Date.

provided, however, that Getty shall have no obligation to indemnify, defend or hold Nabors harmless with respect to any Adverse Consequences to the extent such Adverse Consequence has been taken into account in calculating the Purchase Price adjustment pursuant to Section 1(f), and, provided further, that Getty shall have no obligation to indemnify, defend or hold Nabors harmless with respect to any Adverse Consequence resulting from or arising out of a breach or nonperformance of any representation, warranty, covenant or agreement of Getty or Delta in this Agreement unless Getty receives notice of such Adverse Consequence within the applicable Survival Period (or, if the applicable Survival Period is the statute of limitations period, within 20 days after the end of the applicable statute of limitations period), and Getty shall have no obligation to indemnify, defend or hold Nabors harmless with respect to any Adverse Consequences resulting from or arising out of a Liability of Delta that was created, incurred or arose from facts, events, conditions or circumstances existing on or before the Closing Date unless Getty receives notice of such Adverse Consequence within two years of the Closing Date or with respect to an Adverse Consequence resulting from or arising out of a Liability of Delta involving any Special Matter unless Getty receives notice of such Adverse Consequence within 20 days after the expiration of the applicable statute of limitations. Notwithstanding anything in this Agreement to the contrary, Getty shall not have any obligation to defend, indemnify and hold Nabors harmless against any Adverse Consequences until Nabors has suffered Adverse Consequences for which Nabors are entitled to indemnification hereunder in excess of a $200,000 aggregate threshold (at which point Getty will be obligated to indemnify Nabors from and against the full amount of such Adverse Consequences including the initial $200,000 of Adverse Consequences). Further, in no event shall Getty's aggregate liability for all Adverse Consequences resulting from or arising out of breaches of the representations, warranties, covenants or agreements set forth in Sections 2(d), 2(o), 2(p) and 2(u) and Liabilities arising from a Special Matter exceed the aggregate value of the Purchase Price as adjusted in accordance with Section 1(f), and in no event shall Getty's aggregate liability for all Adverse Consequences resulting from or arising out of all other representations, warranties, covenants or agreements set forth in this Agreement and for any Liabilities of Delta that were created or incurred on or before the Closing Date (other than a Liability arising from a Special Matter) exceed $4,000,000. Notwithstanding anything herein to the contrary, Getty's liability for any Adverse Consequences resulting from or arising out of the representations, warranties, covenants and agreements set forth in Section 2(o)(13) or Section 5(g)(3) shall be unlimited in amount.

         (c) INDEMNIFICATION PROVISIONS FOR THE BENEFIT OF GETTY. Nabors shall defend, indemnify and hold Getty harmless from and against any and all Adverse Consequences resulting from or arising out of any of the following:

                 (i) the breach or non-performance, either partial or total, of any representation, warranty, covenant, or agreement of Nabors in this Agreement, and

                 (ii) all Liabilities of Delta that are created, incurred or arose from facts, events, conditions or circumstances existing after the Closing Date;

provided, however, that Nabors shall have no obligation to indemnify, defend or hold Getty harmless with respect to any Adverse Consequences resulting from or arising out of a breach or non-performance of any representation, warranty, covenant or agreement of Nabors in this Agreement unless Nabors receives notice of such Adverse Consequence within the applicable Survival Period.

         (d)     MATTERS INVOLVING THIRD PARTIES.

                 (1) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                 (2) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as
         (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party; and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                 (3) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7(d)(2),
         (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be withheld unreasonably); and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be withheld unreasonably).

                 (4) In the event any of the conditions in Section 7(d)(2) is or becomes unsatisfied, however, (A) the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate; provided, however, that the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement or agreement to settle a Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld; (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses); and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party actually suffers resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
         Section 7.

         (e) SOLE REMEDY FOR BREACHES OF THIS AGREEMENT. Following the Closing, the foregoing indemnification provisions will be the sole remedy of the Parties for breaches of the representations, warranties, covenants and agreements contained herein, and each Party hereby waives any other statutory, equitable, or common law remedy any Party would otherwise have for breach of this Agreement.

         8.      TERMINATION.

         (a) TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

                 (1) Nabors, Delta and Getty may terminate this Agreement by mutual written consent at any time prior to the Closing;

                 (2) Nabors may terminate this Agreement by giving written notice to Delta and to Getty at any time prior to the Closing if: (A) in the event Delta has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Nabors has notified Delta and Getty of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; or (B) the Closing shall not have occurred on or before February 15, 1995, by reason of the failure of any condition precedent under Section 6(a) (unless the failure results primarily from a breach of any representation, warranty, covenant or agreement of Nabors contained in this Agreement), provided that such date may be extended to March 15, 1995 by Getty by written notice to Nabors if the failure to consummate the stock purchase by February 15, 1995 shall not have been due to Getty or Delta's willful action or intentional failure to act; and

                 (3) Delta and Getty may terminate this Agreement by giving written notice to Nabors at any time prior to the Closing if:
         (A) in the event Nabors has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Delta or Getty has notified Nabors of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; or
         (B) the Closing shall not have occurred on or before February 15, 1995, by reason of the failure of any condition precedent under
         Section 6(b) (unless the failure results primarily from a breach of any representation, warranty, covenant or agreement of Delta or Getty contained in this Agreement), provided that such date may be extended to March 15, 1995 by Nabors by written notice to Getty if the failure to consummate the stock purchase by February 15, 1995 shall not have been due to Nabors' willful action or intentional failure to act.

         (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 8(a), all rights and obligations of the Parties hereunder shall terminate without any Liability of either Party to the other Party, except that nothing herein shall relieve any party from liability for any breach of this Agreement and any termination shall not be deemed to be a waiver of any applicable remedy for such breach.

         9.      MISCELLANEOUS.

         (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Nabors and Delta; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use all reasonable efforts to advise the other Party prior to making the disclosure).

         (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties hereto.

         (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be sent by (i) personal delivery (including courier service), (ii) telecopier during normal business hours to the number indicated, or (iii) registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below (any communication shall be deemed given upon receipt):

                 IF TO GETTY:

                 Gordon P. Getty
                 c/o Vallejo Company
                 Suite 3315
                 50 California Street
                 San Francisco, California 94111
                 Attention:  Henry P. Winetsky
                 Telecopier No.:  (415) 986-3680

                 WITH A COPY TO:

                 Vinson & Elkins L.L.P.
                 2300 First City Tower
                 1001 Fannin
                 Houston, Texas 77002
                 Attention:  Keith R. Fullenweider
                 Telecopier:  (713) 615-5855

                 IF TO NABORS:

                 Nabors Industries, Inc.
                 515 West Greens Road, Suite 1200
                 Houston, Texas 77067
                 Attention: Anthony G. Petrello, President
                 Telecopier No.: (713) 872-5205

                 WITH A COPY TO:

                 Baker & McKenzie
                 805 Third Avenue
                 New York, New York 10022
                 Attention: Howard M. Berkower
                 Telecopier: (212) 759-9133

Any Party may change its telecopier number or its address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas without giving effect to any choice or conflict of Law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas. The Parties agree that any legal action or proceeding in connection with this Agreement and the transactions contemplated hereby shall be brought in the courts of the State of Texas located in Harris County, Texas or of the United States of America for the Southern District of Texas, and the parties hereto submit and agree to such exclusive jurisdiction and further agree that any summons or other process may be served by registered mail to the address set forth in Section 9(f) hereof.

         (h) AMENDMENTS AND WAIVERS. No amendments of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party hereto. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (i) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (j) EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (k) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         (l) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (m) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement shall be specifically enforceable and the parties hereto hereby waive any defense to such a proceeding in equity that monetary damages are sufficient.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                      NABORS INDUSTRIES, INC.


                                      By: /s/ Anthony G. Petrello
                                          -----------------------
                                      Name:   Anthony G. Petrello
                                      Title:  President


                                      DELTA DRILLING COMPANY


                                      By: /s/ H. J. Bethancourt
                                          ---------------------
                                      Name:  H.J. Bethancourt
                                      Title:  Vice President - Finance


                                      GORDON P. GETTY

                                      *_________________________________

                                      *By: /s/ John H. Slayton
                                           -------------------
                                      Name:    John H. Slayton
                                               Attorney-in-Fact for
                                               Gordon P. Getty